January 9, 2019

Mr. Stanley M. Kuriyama
Chairman
Alexander & Baldwin, Inc.
P.O. Box 3440
Honolulu, HI 96801-3440
Dear Stan:

I am writing to inform you that after much thought and consideration, I have decided not to stand for re-election to the board of directors of Alexander & Baldwin when my term expires at the 2019 annual meeting. Please know that I have no dispute or disagreement with the company or management as I have enjoyed working with you, Chris and our fellow directors as A&B continues its journey as a Hawaii-focused commercial real estate company. The company is undertaking important changes, and I would have liked to continue to see them through.

Unfortunately, as I look at A&B’s future direction, I believe the number of transactions between the Foodland family of companies and A&B is likely to increase. Such transactions could have an impact on my status as an independent director and present actual or perceived conflicts of interest. In my view, this would not be good for either A&B, Foodland or its sister companies.

Thus, I have made the difficult decision not to stand for re-election to the A&B board at the 2019 annual meeting. I hope you know that it has truly been an honor for me to serve as a director of this important Hawaii company. I will miss working with you and our fellow directors and wish the company great success.

Aloha,

Jenai S. Wall
Chairman and Chief Executive Officer

cc: Robert S. Harrison – Chair, Nominating and Corporate Governance Committee